Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Post-Qualification Offering Circular Amendment No. 2 of 1st stREIT Office Inc. on Form 1-A of our report dated April 22, 2025 on the consolidated financial statements of 1st stREIT Office Inc., which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements, and to the reference to us under the heading "INDEPENDENT AUDITOR" in the prospectus.

/s/ Crowe LLP

New York, New York

January 13, 2026